Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com
ADT REPORTS SECOND QUARTER 2013 RESULTS

•	Recurring revenue of $756 million, up 5.0%

•	Net income of $107 million, up 1.9%

•	EBITDA before special items of $409 million, up 1.5%

•	GAAP diluted earnings per share of $0.47 and earnings per share before special items of $0.41

•	ADT Pulse overall take rate at 22.9% in the quarter, up from 9.6% last year

($ in millions, except per-share amounts)	Q2 2013	Q2 2012	Change
Recurring revenue	$756	$720	5.0%
Other revenue	$65	$87	(25.3)%
Total revenue	$821	$807	1.7%
Net income	$107	$105	1.9%
EBITDA before special items[1]	$409	$403	1.5%
EBITDA margin before special items[1]	49.8%	49.9%	(10) bps
Diluted earnings per share	$0.47	$0.44	6.8%
Diluted earnings per share before special items[1]	$0.41	$0.46	(10.9)%

BOCA RATON, Fla.- May 1, 2013 - The ADT Corporation (NYSE: ADT) today reported diluted earnings per share of $0.47 for the second quarter of 2013, and diluted earnings per share before special items of $0.41. Using the company's cash tax rate, EPS before special items was $0.631.

Naren Gursahaney, ADT's Chief Executive Officer, said, “Our results this quarter reflect continued solid growth in recurring revenue, which is a key element of our business model, along with further improvement in take rates for ADT Pulse.  One out of every three new customers in our residential direct channel is a Pulse subscriber and our efforts to increase penetration of Pulse in the small business and dealer channels are showing great success, with very strong growth in each of those channels.  Capital management continues to be a major focus for us, and thus far we have repurchased $800 million of our shares under the $2 billion authorization we announced last November.”  Gursahaney added, “Over the balance of the fiscal year we will focus on continuing to grow our customer base, controlling costs to improve margins and returning excess cash to our shareholders.”

[1]	Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables, as well as on the Investor Relations section of our web site, www.ADT.com.

Recurring revenue, which made up 92% of total revenue in the quarter, was up 5.0%. Recurring revenue growth was driven by a 4.4% increase in ending average revenue per customer, which rose to $39.66, and 0.6% net growth in ending customer accounts. Non-recurring revenue declined 25.3% as the company's mix of newly installed systems continues to shift toward more ADT-owned systems, increasing deferred revenue and reducing current period installation revenue. Total revenue of $821 million increased 1.7% compared to the second quarter of 2012. Attrition was up 10 basis points sequentially at 13.9%. ADT added 303,000 new customers and closed the quarter with 6.5 million customer accounts.

EBITDA before special items was $409 million, 1.5% higher than the prior year, and EBITDA margin before special items was 49.8%, a 10 basis point decline.

Operating cash flow for the twelve month period ended March 29, 2013 was $1.6 billion. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis for the twelve month period ended March 29, 2013 was $953 million1.
SHARE REPURCHASE PROGRAM
Under its previously announced $2 billion authorization, the company repurchased 16.9 million of its shares for $800 million through April under two separate $100 million 10b5-1 programs and the $600 million accelerated share repurchase program that was completed on April 2nd.
AFFIRMING FISCAL YEAR 2013 GUIDANCE

•	Recurring revenue growth of 4.9%-5.2%

•	EBITDA margin before special items of 49.5%-50.5%

•	Free cash flow before special items of $375-$425 million

•	Steady-state free cash flow before special items of $950 million - $1.0 billion
CONFERENCE CALL AND WEBCAST
Management will discuss the company's second quarter results for 2013 during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 679-8035, pass code 98646699 when prompted. The telephone dial-in number for participants outside the United States is (617) 213-4848, pass code 98646699 when prompted.

•
An audio replay of the conference call will be available at 11:30 a.m. (ET) on May 1, 2013 and ending at 11:59 p.m. (ET) on May 15, 2013. The dial-in number for participants in the United States is (888) 286-8010, pass code 40453148 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 40453148 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.

From time to time, ADT may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the “Investor Relations” section at http://investors.adt.com.

NON-GAAP MEASURES
Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), earnings per share (EPS) and EPS at cash tax rates, in each case “before special items,” are non-GAAP measures and should not be considered replacements for GAAP results.

EBITDA is a useful measure of the company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.

In addition, from time to time, the company may present EBITDA before special items, which is EBITDA, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the business after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers driving recurring revenue growth. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts required to maintain recurring revenue, and cash paid for interest and income taxes. Capital expenditures, subscriber system assets, and dealer generated customer accounts required to maintain recurring revenue are subtracted from cash flows from operating activities because they represent long-term investments that are required to replace recurring revenue lost to attrition. The exclusion of cash paid for interest and income taxes eliminates the impact of cash flows associated with our capitalization and tax structure. The amount of dealer generated customer accounts required to maintain recurring revenue is calculated by reducing net recurring revenue lost to attrition for the previous twelve months by recurring revenue created through account generation in our direct channel for the previous twelve months and multiplying the difference by the annual creation multiple on dealer accounts. As the components of these inputs are determined using trailing twelve month information, SSFCF is calculated on a trailing twelve month basis.

In addition, from time to time the company may present FCF and SSFCF before special items, which are FCF and SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.

The limitation associated with using FCF and SSFCF is that they adjust for cash items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available for the company's programs than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with the GAAP cash flow numbers.

FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company's total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and reconciliations presenting the components of FCF and SSFCF.

EPS at cash tax rates is a useful measure of our earnings per share after considering the difference between our effective tax rate and our cash tax rate. The difference between Diluted EPS (the most comparable GAAP measure) and EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.

The company has presented its EPS, EPS at cash tax rates, EBITDA, EBITDA margin, FCF and SSFCF before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the company. The company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The company also presents its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the company's underlying operating results and business trends between periods. The difference between net income and EPS before special items and net income and EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA and EBITDA margin before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	our ability to develop or acquire new technology;

•	failure to maintain the security of our information and technology networks;

•	allegations that we have infringed the intellectual property rights of third parties;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International
Ltd., our former parent company (“Tyco”);

•	failure to enforce our intellectual property rights;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	interruption to our monitoring facilities;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	capital market conditions, including availability of funding sources;

•	risks related to our increased indebtedness;

•	changes in our credit ratings;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the ability to complete any share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's Annual Report on Form 10-K for the fiscal year ended Sept. 28, 2012, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Six Months Ended
	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Revenue	$821	$807	1.7%	$1,630	$1,602	1.7%
Cost of revenue	341	349	(2.3)%	677	694	(2.4)%
Selling, general and administrative expenses	301	272	10.7%	582	546	6.6%
Separation costs	5	—		11	—
Operating income	174	186	(6.5)%	360	362	(0.6)%
Interest expense	(30)	(22)	36.4%	(54)	(44)	22.7%
Other income	16	—		22	—
Income before income taxes	160	164	(2.4)%	328	318	3.1%
Income tax expense	(53)	(59)	(10.2)%	(116)	(120)	(3.3)%
Net income	$107	$105	1.9%	$212	$198	7.1%

Earnings per share:
Basic	$0.47	$0.45	4.4%	$0.92	$0.85	8.2%
Diluted	$0.47	$0.44	6.8%	$0.91	$0.84	8.3%
Weighted-average shares outstanding:
Basic	226	232	(2.6)%	230	232	(0.9)%
Diluted	229	236	(3.0)%	233	236	(1.3)%

Effective tax rate	33.1%	36.0%	(290) bps	35.4%	37.7%	(230) bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 29, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$419	$234
Accounts receivable trade, net	73	78
Inventories	46	42
Prepaid expenses and other current assets	94	46
Deferred income taxes	102	40
Total current assets	734	440
Property and equipment, net	216	217
Subscriber system assets, net	1,855	1,744
Goodwill	3,417	3,400
Intangible assets, net	2,868	2,861
Deferred subscriber acquisition costs, net	488	464
Other assets	132	134
Total Assets	$9,710	$9,260
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$2
Accounts payable	154	144
Accrued and other current liabilities	235	181
Deferred revenue	254	245
Total current liabilities	646	572
Long-term debt	3,224	2,525
Deferred subscriber acquisition revenue	719	675
Deferred tax liabilities	321	157
Other liabilities	186	174
Total Liabilities	5,096	4,103
Total Equity	4,614	5,157
Total Liabilities and Equity	$9,710	$9,260

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	March 29, 2013	March 30, 2012	% Change
Cash Flows from Operating Activities:
Net income	$212	$198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	459	427
Amortization of deferred subscriber acquisition costs	60	55
Amortization of deferred subscriber acquisition revenue	(65)	(59)
Stock-based compensation expense	9	4
Deferred income taxes	116	120
Provision for losses on accounts receivable and inventory	27	25
Other non-cash items	3	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(23)	(14)
Inventories	(5)	(17)
Accounts payable	11	(2)
Accrued and other liabilities	31	(18)
Income taxes, net	(9)	(5)
Deferred subscriber acquisition costs	(86)	(74)
Deferred subscriber acquisition revenue	112	67
Other	(40)	2
Net cash provided by operating activities	812	709	14.5%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(290)	(323)
Subscriber system assets	(265)	(172)
Capital expenditures	(27)	(12)
Acquisitions, net of cash acquired	(16)	—
Other	(1)	—
Net cash used in investing activities	(599)	(507)	18.1%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	72	—
Repurchases of common stock under approved program	(760)	—
Repurchases of common stock for employee related program	(6)	—
Dividends paid	(58)	—
Proceeds received from Tyco for allocation of funds related to the Separation	32	—
Proceeds from long-term borrowings	700
Repayment of long-term debt	(1)	—
Debt issuance costs	(6)	—
Allocated debt activity	—	(2)
Change in parent company investment	—	(177)
Other	—	2
Net cash used in financing activities	(27)	(177)	(84.7)%
Effect of currency translation on cash	(1)	2
Net increase in cash and cash equivalents	185	27
Cash and cash equivalents at beginning of period	234	65
Cash and cash equivalents at end of period	$419	$92	355.4%

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Net Income (GAAP)	$107	$105	1.9%	$212	$198	7.1%
Restructuring, net(1)	—	—		—	1
Integration costs(1)	—	3		—	6
Non-recurring separation costs(1)	3	—		7	—
Separation related other income(2)	(15)	—		(21)	—
Net Income before special items	$95	$108	(12.0)%	$198	$205	(3.4)%

(1)
Calculated using a tax rate of 33.1% for the quarter ended March 29, 2013, 38.3% for the quarter ended March 30,2012 35.4% for the six months ended March 29,2013 and 38.3% for the quarter ended March 30, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items

	For the Quarters Ended			For the Six Months Ended
	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Diluted EPS (GAAP)	$0.47	$0.44	6.8%	$0.91	$0.84	8.3%
Restructuring, net(1)	—	—		—	—
Integration costs(1)	—	0.02		—	0.03
Non-recurring separation costs(1)	0.01	—		0.03	—
Separation related other income(2)	(0.07)	—		(0.09)	—
EPS before special items	$0.41	$0.46	(10.9)%	$0.85	$0.87	(2.3)%

(1)
Calculated using a tax rate of 33.1% for the quarter ended March 29, 2013, 38.3% for the quarter ended March 30,2012 35.4% for the six months ended March 29,2013 and 38.3% for the quarter ended March 30, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Six Months Ended
	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Diluted EPS (GAAP)	$0.47	$0.44	6.8%	$0.91	$0.84	8.3%
Plus: Impact of income tax expense on diluted EPS	0.23	0.25		0.50	0.51
Less: Impact of income taxes paid, net of refunds	(0.03)	—		(0.04)	(0.02)
EPS at cash tax rates	$0.67	$0.69	(2.9)%	$1.37	$1.33	3.0%
Restructuring, net(1)	—	(0.01)		—	—
Integration costs(1)	—	0.02		—	0.04
Non-recurring separation costs(1)	0.03	—		0.05	—
Separation related other income(2)	(0.07)	—		(0.09)	—
EPS before special items at cash tax rates	$0.63	$0.70	(10.0)%	$1.33	$1.37	(2.9)%

(1)
Calculated using a tax rate of 3.7% for the quarter ended March 29, 2013, 1.2% for the quarter ended March 30,2012, 2.7% for the six months ended March 29, 2013 and 1.6% for the six months ended March 30, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Net Income (GAAP)	$107	$105	1.9%	$212	$198	7.1%
Interest expense, net	30	22		54	44
Income tax expense	53	59		116	120
Depreciation and intangible asset amortization	232	215		459	427
Amortization of deferred subscriber acquisition costs	30	28		60	55
Amortization of deferred subscriber acquisition revenue	(33)	(30)		(65)	(59)
EBITDA	$419	$399	5.0%	$836	$785	6.5%
Restructuring, net	—	(1)		—	1
Integration costs	—	5		—	10
Non-recurring separation costs	5	—		11	—
Separation related other income(1)	(15)	—		(21)	—
EBITDA before special items	$409	$403	1.5%	$826	$796	3.8%
EBITDA Margin before special items	49.8%	49.9%	(10) bps	50.7%	49.7%	100 bps

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

FCF Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 29, 2013	March 30, 2012	% Change	March 29, 2013	March 30, 2012	% Change
Net cash provided by operating activities	$403	$372	8.3%	$812	$709	14.5%
Dealer generated customer accounts and bulk account purchases	(165)	(159)		(290)	(323)
Subscriber system assets	(143)	(91)		(265)	(172)
Capital expenditures	(14)	(7)		(27)	(12)
FCF	$81	$115	(29.6)%	$230	$202	13.9%
Restructuring, net	1	1		2	2
Integration costs	—	5		—	10
Non-recurring separation costs including capital expenditures	9	—		19	—
FCF before special items	$91	$121	(24.8)%	$251	$214	17.3%

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

SSFCF Before Special Items

	For the Twelve Months Ended
($ in millions)	March 29, 2013	March 30, 2012	Change
Net cash provided by operating activities	$1,596	$1,481	7.8%
Subscriber system assets	(471)	(324)
Capital expenditures	(76)	(33)
Dealer generated customer accounts required to maintain recurring revenue(1)	(256)	(237)
Interest paid	91	83
Income taxes paid, net of refunds	34	20
SSFCF	$918	$990	(7.3)%
Restructuring, net	3	6
Integration costs	4	18
Non-recurring separation costs including capital expenditures	28	—
SSFCF before special items	$953	$1,014	(6.0)%

(1)	Dealer generated customer accounts required to maintain recurring revenue is calculated as follows:

	For the Twelve Months Ended
($ in millions)	March 29, 2013	March 30, 2012
Average trailing twelve month annualized recurring revenue under contract for the period	$2,999	$2,852
Trailing twelve month gross attrition	16.7%	16.3%
Recurring revenue lost to attrition	$501	$465
Price escalations as a % of previous periods trailing twelve month annualized recurring revenue	2.8%	2.5%
Trailing twelve month recurring revenue from price escalation	$84	$71
Net recurring revenue lost	$417	$394
Direct gross additions (in thousands)	633	628
Trailing twelve month Direct New ARPU	$42.8	$40.8
Recurring revenue created through direct channel	$325	$307
Recurring revenue required through dealer channel	$92	$87
Gross dealer annual creation multiple	2.78	2.72
Dealer generated customer accounts required to maintain recurring revenue	$256	$237

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	March 29, 2013	March 30, 2012	Change
Recurring customer revenue (in millions)	$756	$720	5.0%
Other revenue (in millions)	65	87	(25.3)%
Total revenue (in millions)	$821	$807	1.7%

Ending number of customers (in thousands)	6,471	6,432	0.6%
Gross customer additions (in thousands)	303	291	4.1%
Customer attrition rate (1)	13.9%	13.2%	70 bps
Average revenue per customer (dollars) (2)	$39.66	$37.98	4.4%

(1)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.